TRANSFER AGENCY SERVICES AGREEMENT

THIS AGREEMENT is made and entered into as of this 18th day of February, 2009, by and between Our Street Funds, Inc. (the “Corporation”), a Maryland corporation having its principal place of business at 851 French Moore, Jr. Boulevard, Suite 126, Abingdon, Virginia 24210 and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company having its principal place of business at 8000 Town Centre, Suite 400, Broadview Heights, Ohio 44147 (“MSS”).

RECITALS:

WHEREAS:

The Corporation intends to register as an open-end management investment company with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS:

The Corporation shall, upon the registration of its shares under the Securities Act of 1933, as amended (“Securities Act”), be authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS:

The Corporation proposes to offer Shares in the series as listed in Schedule A hereto, as the same may be amended from time to time, each such series being referred to as a “Fund” and collectively, as the “Funds”; and

WHEREAS:

The Corporation desires to appoint MSS as its transfer agent and dividend disbursing and redemption agent, and MSS desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

AGREEMENTS:

1.

APPOINTMENT AND DELIVERY OF DOCUMENTS

1.1

The Corporation, acting on behalf of each Fund listed in Schedule A, as the same may be amended from time to time, hereby appoints MSS as (i) transfer agent for the authorized and issued Shares of the Funds; (ii) dividend disbursing agent; and agent in connection with any accumulation, open-account or similar plans provided to the registered owners of shares of any of the Funds (“Shareholders”) as shall be described from time to time in effective registration statements (including prospectuses and statements of additional information) of each applicable Fund, including, without limitation, any periodic investment plan or periodic withdrawal program.

1.2

In connection therewith, the Corporation shall deliver to MSS copies of:

1.2.1

The Corporation’s Articles of Incorporation and Bylaws (referred to collectively, as the same shall be amended from time to time, the “Organizational Documents”);

1.2.2

 The Corporation’s Registration Statement on Form N-1A and all amendments thereto filed with the SEC under the Securities Act and the 1940 Act;

1.2.3

The Corporation’s Notification of Registration under the 1940 Act on Form N-8A as filed with the SEC; and

1.2.4

A current Prospectus and Statement of Additional Information for each Fund listed on Schedule A (if available).

1.03

The Corporation shall promptly furnish MSS with all amendments of, or supplements to, the Prospectus and Statement of Additional Information for each Fund listed on Schedule A and shall, upon the request of MSS, deliver to MSS a certified copy of the resolution of the Board of Directors of the Corporation (“Board”) appointing MSS and authorizing the execution and delivery of this Agreement.

2.

ACCEPTANCE OF APPOINTMENT; DUTIES OF MSS.

2.01

Acceptance of Appointment

Subject to the terms and conditions set forth in this Agreement, MSS accepts such appointment and, in return for the compensation as provided in Section 3 of this Agreement and MSS agrees to act, as transfer agent for the Corporation’s authorized and issued Shares and as dividend disbursing and redemption agent for the Corporation.

2.02.

Transfer Agency Services

In accordance with procedures established from time to time by agreement between the Corporation acting on behalf of each of the Funds, as applicable, and MSS, MSS will perform the following services:

0.0.1

Provide the  customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation and periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:  maintaining all Shareholder accounts; preparing Shareholder meeting lists; preparing and certifying direct Shareholder lists in conjunction with proxy solicitations, preparing periodic mailing of year-end tax and statement information; mailing Shareholder reports and prospectuses to current Shareholders; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by Federal authorities with respect to distributions for Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; providing account information in response to inquiries from Shareholders and providing Shareholder account information and reports which will enable the Corporation to monitor the total number of Shares sold in each State.

0.0.2

Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund authorized by the Board (the “Custodian”);

  2.02.3 Pursuant to purchase orders, issue the appropriate number of Sharesand hold such Shares in the appropriate Shareholder account(s);

2.02.4

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

2.02.5

At the appropriate time, as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner, such monies as instructed by the redeeming Shareholders;

2.02.6 Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

2.02.7

Prepare and transmit payments to Shareholders (or credit the appropriate Shareholder accounts) payments for all dividends and distributions declared by the Corporation with respect to the Shares of a Fund;

2.02.8

Receive from Shareholders and debit Shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges and service fees (e.g. wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and/or service fees.

2.02.9

Record the issuance of Shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding.

2.02.10

Provide the Corporation on a regular basis with the total number of shares which are authorized and issued and outstanding, provided that MSS shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund.

2.03.

Other Services

In addition to, and neither in lieu of nor in contravention of, the services set forth in Subsection 2.02 above, MSS shall provide the following additional services on behalf of the Corporation and such other services as may be agreed to in writing by the Corporation and MSS:  monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States.

2.04.

Lost Shareholders

MSS shall perform such services as may be  required in order to comply with Rule 17Ad-17 (the “Lost Shareholder Rule”) of the Securities Exchange Act of 1934  (“Exchange Act”), including, but not limited to, those set forth below.  MSS may, in its sole discretion, use the services of a third party to perform some or all of such services:  (i) documentation of search policies and procedures; (ii) execution of required searches; (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and (iv) preparation and submission of data required under the Lost Shareholder Rules.

2.05.

Safekeeping

MSS shall establish and maintain facilities and procedures reasonably acceptable to the Corporation for the safekeeping, control, preparation and use of check forms and facsimile signature imprinting devices.    MSS shall also establish and maintain facilities and procedures reasonably acceptable to the Corporation for safekeeping of all records maintained by MSS pursuant to this Agreement.    Shares of each series of the Corporation will be recorded and held in book-entry form.  Share certificates will not be issued.

2.06.

Anti-Money Laundering Program

During the term of this Agreement MSS shall

2.06.1

Maintain an Anti-Money Laundering Program in compliance with the USA Patriot Act of 2001 and the regulations thereunder, and provide to the Corporation a copy of MSS’s Anti-Money Laundering Program and all amendments thereto;

2.06.2

Perform such services as are necessary to implement and enforce the Corporation’s Anti-Money Laundering Program;

  2.06.3

Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the Corporation’s Anti-Money Laundering Program and to inspect MSS’s implementation and operation of the Corporation’s AML Program.

2.07.

National Securities Clearing Corporation (“NSCC”)

MSS will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by NSCC on behalf of NSCC’s participants, including the Corporation), in accordance with, instructions transmitted to and received by MSS by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by MSS; (ii) issue instructions to the Corporation’s custodian for the settlement of transactions between the Corporation and NSCC (acting on behalf of its broker-dealer and bank participants);  (iii) provide account and transaction information from the affected Fund’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

2.08.

Recordkeeping

MSS shall keep records relating to the services to be performed under this Agreement, in the form and manner as it may deem advisable and as required by applicable law.  To the extent required by Section 31 of the 1940 Act, and the rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by it under this Agreement are the property of the Corporation and will be preserved, maintained and made available in accordance with Section 31 of the 1940 Act and the rules thereunder, and will be surrendered promptly to the Corporation on and in accordance with the Corporation’s request.  The Corporation  and its authorized representatives shall have access to MSS’ records relating to the services performed under this Agreement at all times during MSS’ normal business hours.  Upon the reasonable request of the Corporation, copies of any such records shall be provided promptly by MSS to the Corporation or its authorized representatives at the Corporation’s expense.  MSS shall maintain the following Shareholder account information:

0.0.1

Name, address and United States Tax Identification or Social Security number;

0.0.2

Number of full and fractional Shares held;

0.0.3

Historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder’s account;

0.0.4

Any stop or restraining order placed against a Shareholder’s account;

0.0.5

Any correspondence relating to the current maintenance of a Shareholder’s account;

0.0.6

Information with respect to withholdings; and

0.0.7

Any information required in order for MSS to perform any calculations required by this Agreement.

Procedures applicable to certain of these services may be established from time to time by agreement between the Corporation and MSS.

3.

FEES AND EXPENSES

3.01

In consideration of the services to be performed by MSS pursuant to this Agreement, the Corporation agrees to pay MSS the fees set forth in the fee schedule attached hereto as Schedule B. Fees will begin to accrue for each Fund as of the date of this Agreement or the date on which MSS begins to provide  transfer agency services to such Fund, whichever is later.

3.02

In addition to the fees paid under Section 3.01 above, the Corporation agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement.  In addition, any other expenses incurred by MSS at the request of, or with the consent of, the Corporation will be reimbursed by the Corporation.

3.03

The Corporation agrees to pay all fees and reimbursable expenses within fifteen (15) days following the receipt of the respective billing notice.  Postage for mailing of dividends, proxies, Corporation reports and other mailings to all shareholder accounts shall be advanced to MSS by the Corporation at least seven days prior to the mailing date of such materials.

4.

REPRESENTATIONS AND WARRANTIES OF MSS

MSS represents and warrants to the Corporation that:

4.01

It is a Limited Liability Company duly organized and existing and in good standing under the laws of the State of Delaware.

4.02

It is duly qualified to carry on its business in the State of Ohio.

4.03

It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

4.04

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.05

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.06

It is duly registered as a transfer agent under the Securities and Exchange Act of 1934, as amended (“Exchange Act”) and shall continue to be registered throughout the remainder of this Agreement.

4.07

It has adopted and implemented policies and procedures which are reasonably designed to permit it to comply with the requirements of the Exchange Act and the rules thereunder which are applicable to it as a registered transfer agent.

5.

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

The Corporation represents and warrants to MSS that:

5.01

It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

5.02

It is empowered under applicable laws and by its Articles of  Incorporation to enter into and perform this Agreement.

5.03

All corporate proceedings required by its Articles of Incorporation have been taken to authorize it to enter into and perform this Agreement.

5.04

It  intends to register as an open-end management investment company registered under the 1940 Act.

5.05

A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Funds listed on Schedule A being offered for sale.

6.

STANDARD OF CARE AND INDEMNIFICATION

6.01

Indemnification of MSS

MSS shall not be responsible for, and the Corporation shall (on behalf of each applicable Fund) indemnify and hold MSS harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

6.01.1  All actions of MSS or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without  negligence or willful misconduct.

6.01.2

The Corporation’s refusal or failure to comply with the terms of this Agreement, or which arise out of the Corporation’s lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Corporation hereunder.

6.01.3

The reliance on or use by MSS or its agents or subcontractors of information, records and documents which (i) are received by MSS or its agents or subcontractors and furnished to it by or on behalf of the Corporation, and (ii) have been prepared and/or maintained by the Corporation or any other person or firm on behalf of the Corporation, provided that such reliance or use is not, to the knowledge of MSS or its employees, in violation of applicable federal or state laws or regulations and provided further that such reliance or use is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.

6.01.4

The reliance on, or the carrying out by MSS or its agents or subcontractors of, any properly delivered instructions or requests of the Corporation, that such reliance or carrying out is not, to the knowledge of MSS or its employees, in violation of applicable federal or state laws or regulations and provided further that such reliance or use is taken without negligence, bad faith, willful misconduct or reckless disregard of its duties hereunder.

6.01.5

The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

6.02

Indemnification of the Corporation

MSS shall indemnify and hold the Corporation and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to MSS’ refusal or failure to comply with the terms of this Agreement or which arise  out of MSS’s lack of good faith, negligence or willful misconduct with respect to MSS’s performance under or in connection with this Agreement.

6.03

Reliance on Instructions

At any time MSS may apply to any officer of the Corporation for instructions, and may, with the consent of any executive officer of the Corporation, consult with legal counsel to the Corporation at the expense of the Corporation with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by the Corporation for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.  In addition, MSS, its agents and subcontractors shall not be liable for any action taken or failure to act in good faith in reliance : (a) upon any paper or document furnished (pursuant to procedures mutually agreed to by MSS and Virginia Financial Innovation Corp., referred to herein as the “Adviser,”  by or on behalf of the Corporation, reasonably by MSS believed to be genuine and to have been signed by the proper person or persons; (b) or upon any instruction, information, data, records or documents provided MSS or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by MSS and the Adviser) by machine readable input, telex, CRT data entry or other similar means authorized by the Corporation. Further, MSS shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Corporation.  MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Corporation, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

6.04

Force Majeure

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

6.05

Notification

Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

7.

COVENANTS OF THE CORPORATION AND MSS

7.01

MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act, as amended, and the rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of the Corporation and will be preserved, maintained and made available in accordance with such Section and rules, and will be surrendered promptly to the Corporation on and in accordance with its request.

7.03

MSS and the Corporation agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

  7.04

In case of any requests or demands for the inspection of the records maintained by MSS on behalf of the Corporation hereunder, MSS shall endeavor to notify the Corporation and to secure instructions from an authorized officer of the Corporation as to such inspection.  MSS shall abide by the Corporation’s instructions for granting or denying the inspection; provided, however, that MSS may grant the inspection without instructions if MSS is advised by counsel to MSS that its failure to do so would result in liability to MSS.

8.

EFFECTIVE DATE, TERM AND TERMINATION OF AGREEMENT

8.01

Effective Date

This Agreement shall become effective on the date first above written.

8.02

Term

This Agreement shall remain in effect for a period of three (3) years from the date of its effectiveness, unless sooner terminated in accordance with Section 8.03 hereof, and shall continue in effect for successive twelve-month periods, provided that such continuance is specifically approved at least annually by a majority of the directors of the Corporation.

8.03

Termination

This Agreement may be terminated at any time during the initial three year term and any renewal period, without penalty, upon 30 days’ prior written notice. In the event of termination, MSS agrees that it will cooperate in the smooth transition of services and to minimize any disruption to the Corporation, any applicable Fund and any Shareholders.

8.04

Reimbursement of MSS’ Expenses

Upon termination of this Agreement with respect to any Fund(s), MSS shall be entitled to collect from such Fund or Funds, in addition to the compensation described in Section 3 hereof, all out-of-pocket expenses associated with the transfer and delivery of the Corporation’s property, records, instruments and documents, or any copies thereof. Additionally, MSS reserves the right to charge for its other reasonable expenses associated with such termination based upon its customary hourly rates for transition services, for which MSS shall fully account.

9.

MISCELLANEOUS

9.01

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.02

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Corporation.

9.03

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws, as at the time in effect and the applicable provisions of the 1940 Act.  To the extent that the applicable law of the State of Ohio or any of the provisions hereofin, conflict with the applicable provisions of the 1940 Act, the latter shall control.

9.04

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

9.05

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To the Corporation:

To MSS:

Our Street Funds, Inc.

Mutual Shareholder Services, LLC

851 French Moore, Jr. Blvd.

            8000 Town Centre Drive - Suite 400

Suite 126

Broadview Heights, OH 44147

Abingdon, VA 24210

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Our Street Funds, Inc.

Mutual Shareholder Services, LLC

By:

By:

       Gary R. Stratton

      Greg Getts

Its: President

Its: ___________________________